Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sify Technologies Limited

We consent to the incorporation by reference in the registration statement (No. 333-165248) on Form S-8 of Sify Technologies Limited and subsidiaries (the ‘Company’) of our report dated July 30, 2013 with respect to the consolidated statement of financial position of Sify Technologies Limited as of March 31, 2013 and March 31, 2012 and related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended March 31, 2013, March 31, 2012 and March 31, 2011 and the effectiveness of internal control over financial reporting as of March 31, 2013, which report appear in the March 31, 2013 annual report on Form 20-F of Sify Technologies Limited.

/s/ ASA & Associates
ASA & Associates
Independent Registered Public Accounting Firm
Chennai, India
July 30, 2013